Exhibit 99.1

CONSOL Energy posts record $1.337 billion of quarterly revenue;

CONSOL generates $1.131 billion of annual cash flow from operations;

CONSOL sets 2011 capital budget at $1.4 billion;

CONSOL poised to capture upside in 2011 low-vol met coal market

PITTSBURGH ( January 27, 2011) – CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern U.S., reported revenue of $1.337 billion for the quarter ended December 31, 2010. The company’s Coal Division led the 10% year over year increase by posting record coal revenue of $1.067 billion for the fourth quarter, driven by sales of 17.0 million tons.

CONSOL Energy reported GAAP net income of $104 million, or $0.46 per diluted share, in the quarter ended December 31, 2010 compared to $143 million, or $0.78 per diluted share, in the quarter ended December 31, 2009.

Adjusted earnings1 were $122 million, or $0.54 per diluted share, for the fourth quarter. During the quarter, CONSOL Energy had legal accruals and settlements, and additional acquisition and financing fees that totaled $14 million. The company also recorded charges of $16 million for asset abandonments and property which cost more than fair value.

Additional Highlights are as follows:

•	Annual cash flow generated by operations totaled $1.131 billion.

•	Adjusted EBITDA[1] was $388 million for the quarter ended December 31, 2010, 24% higher than the $313 million reported in the year ago quarter.

•	2011 Capital Expenditure Budget set at $1.4 billion, maintaining our commitment to stay within internally generated cash flows.

•	2011 gas production guidance reduced to 150 – 160 billion cubic feet, due to lower-than-planned capital expenditures and allowances for increased permitting and regulatory risks.

•	2011 coal production guidance maintained at between 59 and 61 million tons.

•	CONSOL Energy has up to 2.3 million low-vol met coal tons available for sale into a very strong market, should 2011 production reach 4.5 million tons.

Statement by CONSOL Energy Chairman, President, and CEO J. Brett Harvey on Strategy and Results:

CONSOL Energy delivered strong operational and financial performance again in the fourth quarter. Our team continued to drive towards our goal of ZERO accidents and showed safety improvements from the third quarter. Other achievements included record revenue, substantial cash flow generation and strong production numbers in both our coal and gas divisions.

Coal Division Results:

In our Coal Division for the quarter, we produced 16.8 million tons and sold 17.0 million tons. Unit margins expanded considerably from the 2010 third quarter, as prices continued to strengthen while costs decreased by more than $5 per ton.

[1]	The terms “adjusted EBITDA” and “adjusted earnings” are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures.”

As most of you know, we have been producing premium low-vol met coal from our Buchanan Mine for decades. In 2010, we embarked on a plan to penetrate the international high-vol metallurgical markets with coal from our Northern Appalachia Pittsburgh 8 mines, starting first in Asia. This is the same coal that helped to create Pittsburgh as the country’s leading steel center many years ago. The combination of new sales of high-vol met coal into China and sales of our low-vol met coal enabled our annual met coal profits to exceed those from our thermal business for the first time in our history.

For 2010 CONSOL’s met coal sales from Buchanan and our Northern Appalachia mines totaled 7.1 million tons.

We will continue to seek international sales opportunities where our coal can command the highest prices. CONSOL’s marketing strategy for 2011 is to continue to develop new overseas markets into which we can sell our high-vol met coal. We believe India has great potential and is the next market we will target for high-vol met coal sales from our Northern Appalachia mines.

Our exports are not currently constrained at the CNX Marine Terminal in Baltimore. We have already achieved efficiency gains which have enabled us to expand throughput on a quarterly basis, when annualized, in excess of 13 million tons. We are, however, considering expansion opportunities, should the need arise.

Coal Division production growth remains on track for the 2014 year as we continue to develop our new BMX Mine in Northern Appalachia. The critical path issues of permitting and development work continue and capital will be deployed to achieve our goal of adding 5 million tons of production per year beginning in early 2014. Potential customers include Asian, European and Brazilian steel mills, European generators, and domestic generators now burning Central Appalachia coal. The new BMX mine will utilize infrastructure and preparation facilities at the existing Bailey/Enlow complex. We remain committed to a full-scale development plan.

With regard to the possible sale of certain metallurgical coal assets in Central Appalachia that we discussed in previous earnings calls, we are in the process of negotiating with several bidders and expect to reach definitive agreements in the very near future. Because of the status of these negotiations and confidentiality associated with them, I cannot discuss details at this time.

Gas Division Results:

Operationally, our Gas Division achieved every goal set for it during 2010. We produced a record 127.9 Bcf, including a record 36.2 Bcf in the fourth quarter. We maintained our safety at zero reportable accidents and significantly improved both safety and environmental compliance. We seamlessly integrated the Dominion employees and assets into our company. As we closed the fourth quarter we had three horizontal rigs running in the Marcellus Shale.

The only disappointment in gas has been prices. The continued weakness in the industrial sector of the economy combined with increased production from shale plays around the country continues to oversupply the market and suppress gas prices. Fortunately for CONSOL, we don’t have to drill to hold leases and can demonstrate the discipline our investors have come to expect from us on the coal side of the business. With most of our 752,000 Marcellus acres either held by shallow production or owned in fee we can scale back our drilling plans while retaining our valuable Marcellus Shale acreage.

For 2011, we’ve reduced the planned build-up of our horizontal rig fleet in the Marcellus Shale from an average of five rigs to our new plan of averaging just under four rigs for the year. We delayed the acceptance of our fourth rig until April of this year. Our major objective in 2011 continues to be the delineation of our Marcellus acreage in Central Pennsylvania and Northern West Virginia. We also plan to drill a modest number of exploration wells in the Utica Shale, where we announced our first exploratory success in the third quarter.

We believe this balance of capital discipline and reduced production growth coupled with the continued delineation of our vast natural gas resources, strikes the best balance for our shareholders. Our 2011 gas production goal is between 150-160 Bcf, which would result in a 17-25% production growth over 2010 results.

In summary CONSOL Energy executed according to plan for 2010 and produced exceptional results. We look forward to continued improvement in the economy in 2011 and expect coal prices to strengthen and our gas division to continue to demonstrate the quality of the asset base that we control.

Coal Division Results:

COAL DIVISION RESULTS BY PRODUCT CATEGORY – Quarter-To-Quarter Comparison

	Low-Vol Quarter Ended Dec. 31, 2010	Low-Vol Quarter Ended Dec. 31, 2009	High-Vol Quarter Ended Dec. 31, 2010	High-Vol Quarter Ended Dec. 31, 2009	Thermal Quarter Ended Dec. 31, 2010	Thermal Quarter Ended Dec. 31, 2009
Sales – Company Produced (millions of tons)	1.1	1.0	0.5	NA	15.4	14.5
Coal Production (millions of tons)	1.2	0.9	0.5	NA	15.1	14.6
Average Realized Price Per Ton – Company Produced	$164.62	$108.25	$72.69	NA	$52.98	$54.17
Operating Costs Per Ton	$51.61	$30.48	$31.52	NA	$32.65	$33.93
Non-Operating Charges Per Ton	$9.59	$6.61	$5.12	NA	$5.57	$5.66
Total Cost Per Ton, before DD&A	$61.20	$37.09	$36.64	NA	$38.22	$39.59
DD&A Per Ton	$5.03	$3.39	$5.72	NA	$5.05	$4.65
Total Cost Per Ton – Company Produced	$66.23	$40.48	$42.36	NA	$43.27	$44.24
Average Margin Per Ton, before DD&A	$103.42	$71.16	$36.05	NA	$14.76	$14.58
Sales (millions of tons) times Average Margin Per Ton, before DD&A ($ MM)	$114	$71	$18	NA	$227	$211
Ending Inventory (MM tons)	0.2	0.4	NA	NA	1.9	2.8

Sales and production include CONSOL Energy’s portion from equity affiliates. Operating costs include items such as labor, supplies, power, preparation costs, project expenses, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premiums), royalties, as well as production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures. NA means not available, as the high-vol segment did not exist in 2009.

Total costs per ton, across all of CONSOL’s production in the quarter ended December 31, 2010 was $44.90, up $0.88, or 2%, from $44.02 in the quarter ended December 31, 2009. The company considers this to be remarkable, especially because the low-vol costs include much higher royalties and severance taxes due to higher realizations.

Although the low-vol costs in the quarter ended December 31, 2010 were substantially higher than in the year-earlier quarter, they were relatively flat during all of 2010, at about $65-$66 per ton. Higher realizations caused royalties and production taxes to increase by nearly $5 per ton, quarter-over-quarter. Much of the remaining increase was due to CONSOL’s efforts to improve the safety and reliability of the mine through items such as strengthening seals and the increased use of roof supports.

CONSOL’s coal operations ran well during the quarter. Development work continued to advance well ahead of the longwalls.

Coal production in the quarter consisted of 1.2 million tons of low-vol, 0.5 million tons of high-vol, and 15.1 million tons of thermal, for a total of 16.8 million tons.

Of the thermal coal production, 13.7 million tons were from Northern Appalachia, 1.2 million tons were from Central Appalachia, and 0.2 million tons were from Western Bituminous.

The company was also successful in reducing thermal coal inventory during the quarter by about 0.2 million tons.

Gas Division Results:

The table below summarizes the key metrics for the Gas Division:

GAS DIVISION RESULTS – Quarter-To-Quarter Comparison

	Quarter Ended Dec. 31, 2010	Quarter Ended Dec. 31, 2009
Total Revenue and Other Income ($ MM)	$196.5	$177.8
Net Income	$5.7	$41.1
Net Cash from Operating Activities ($ MM)	$93.2	$80.7
Total Period Production (Bcf)	36.2	25.1
Average Daily Production (MMcf)	394	273
Capital Expenditures ($ MM)	$128.9	$63.4

Production results are net of royalties.

The Gas Division drilled and completed twelve Marcellus Shale wells during the quarter, nine of which were in Greene County, Pennsylvania. Six wells were turned on line, including three wells drilled on the Nineveh 25 pad and three wells on the Nineveh 26 pad. These six wells have been on line for an average of 76 days, and are currently producing at an average of 2.9 MMcf per well per day. One rig is currently drilling in Southwest Pennsylvania.

Three Marcellus wells were drilled on the acquired Dominion acreage at the DeArmitt pad, in Westmoreland County, Pa. The wells are waiting to be hydraulically fractured. One rig is currently drilling in Central Pennsylvania.

One rig has been relocated to the company’s acreage in Northern West Virginia where it has begun drilling the laterals on the Alton 1 pad in Upshur County.

For all of 2010, CONSOL Energy had a very successful Marcellus Shale program. Total daily production grew from 14 MMcf per day as of December 31, 2009 to 40 MMcf per day as of December 31, 2010. During 2010, 24 horizontal wells were drilled, and 13 were turned on line. Total well costs averaged $4.1 million. The average lateral was 3,400 feet, with nine frac stages. Maximum 24-hour production averaged 3.7 MMcf per well per day, while 30-day production averaged 3.4 MMcf per well per day.

Average Sales Price for fourth quarter, 2010 in the table below includes hedged production of 11.9 Bcf, at an average price of $6.18 per Mcf.

Unit production DD&A was higher in the quarter as a result of the Dominion acquisition. Unit gathering operating costs and DD&A were lower, as fixed portions of the costs were allocated over greater volumes.

PRICE AND COST DATA PER MCF – Quarter-To-Quarter Comparison

	Quarter Ended Dec. 31, 2010	Quarter Ended Dec. 31, 2009

Average Sales Price	$4.84	$6.47

Costs – Production
Lifting	$0.64	$0.54
Production Taxes	$0.09	$0.10
DD&A	$1.12	$0.88

Total Production Costs	$1.85	$1.52

Costs – Gathering
Operating Costs	$0.63	$0.81
Transportation	$0.37	$0.25
DD&A	$0.27	$0.26

Total Gathering Costs	$1.27	$1.32

Costs – Administration	$0.82	$0.64

Total Costs	$3.94	$3.48

Margin	$0.90	$2.99

Note: Costs – Administration excludes incentive compensation and other corporate expenses.

Coalbed Methane (CBM): Total production was 23.6 Bcf, an increase of 2.6% from the 23.0 Bcf produced in the year-earlier quarter. The Gas Division drilled 31 CBM wells in the fourth quarter, nearly all of which were in Virginia.

Marcellus Shale: Total production was 3.2 Bcf, or more than twice the 1.5 Bcf produced in the year-earlier quarter.

Conventional: Total production was 8.7 Bcf, a significant increase from the 0.4 Bcf produced in the year-earlier quarter. The increase in production reflects the impact of the Dominion acquisition. The Gas Division drilled 33 conventional wells in the fourth quarter, all of which were in West Virginia.

CONSOL Energy 2011 Capital Plan & Guidance

For 2011, CONSOL Energy expects to invest $1.4 billion, including $675 million for the Gas Division and $615 million for the Coal Division. Capital spending for 2011 is expected to be less than or equal to cash flows when including cash from potential asset sales. For comparison in 2010, CONSOL invested $421 million in the Gas Division, $708 in the Coal Division, and $25 million for other activities, for a total of $1.154 billion, exclusive of the Dominion acquisition.

2011 Gas Division capital expenditures include $333 million for drilling 70 horizontal wells in the Marcellus Shale and $60 million for CBM drilling. The Marcellus Shale program has been revised to utilize an average of just under four rigs running in 2011, because the fourth rig is not expected to arrive until April. Based on this plan, we are estimating 2011 gas production of between 150-160 Bcf. The production we ultimately achieve in 2011, we believe, will not be as dependent on exploration risk as in the past, but more because of permitting risk and regulatory risk.

2011 Coal Division major projects include $56 million for the Enlow Fork overland belt and $130 million for projects related to the BMX Mine, which is expected to start in 2014.

Total hedged production in the 2011 first quarter is 13.1 Bcf, at an average price of $5.53 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2011	2012	2013
Total Yearly Production (Bcf)	150-160	NA	NA
Volumes Hedged (Bcf), as of 1/20/11	68.3	26.4	7.5
Average Hedge Price ($/Mcf)	$5.29	$6.02	$5.08

COAL DIVISION GUIDANCE

	1Q 2011	2011	2012	2013
Estimated Coal Production & Sales (millions of tons)	15.5-16.0	59-61	59-61	59-61
Est. Low-Vol Met Sales	1.4	4.25-4.5	NA	NA
Tonnage: Firm	1.4	2.2	0.3	0.2
Tonnage: Open	0	2.0-2.3	NA	NA
Avg. Price: Sold (Firm)	$166.44	$160.70	$90.21	$81.82
Price: Estimated (For open tonnage)	NA	$175 - $190	NA	NA
Est. High-Vol Met Sales	0.8	2.75-3.5	NA	NA
Tonnage: Firm	0.3	0.7	0.4	0.3
Tonnage: Open	0.5	2.3-2.8	NA	NA
Avg. Price: Sold (Firm)	$77.82	$77.20	$77.71	$93.43
Price: Estimated (For open tonnage)	$74 - $77	$75 - $85	NA	NA
Est. Thermal Sales	13.6	52.0-53.0	NA	NA
Tonnage: Firm	13.6	52.6	22.3	11.5
Tonnage: Open	0	0	NA	NA
Avg. Price: Sold (Firm)	$57.31	$57.68	$61.49	$58.98
Price: Estimated (For open tonnage)	NA	NA	NA	NA

Note: CONSOL Energy expects to update its three-year guidance with each quarterly earnings release.

For the first quarter of 2011, the Coal Division plans to produce and sell between 15.5 and 16.0 million tons. The Coal Division expects to produce and sell between 59 and 61 million tons in 2011, 2012, and 2013.

For 2011, the Coal Division has 2.2 million tons of low-vol coal priced at $160.70 per ton, including 1.3 million tons priced at $166.44 per ton in the first quarter. Total low-vol production is estimated to be between 4.25 and 4.5 million tons in 2011.

Liquidity

As of December 31, 2010, CONSOL Energy had $155.0 million drawn under its credit facility and $1,094.5 million in total liquidity, which is comprised of $16.2 million of cash, and $1,078.3 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy also has outstanding letters of credit of $266.7 million.

As of December 31, 2010, CNX Gas Corporation had $129.0 million of short-term debt and $517.4 million in total liquidity, which is comprised of $16.6 million of cash and $500.8 million available to be borrowed under its $700.0 million bank facility. CNX Gas also has outstanding letters of credit of $70.2 million.

CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor’s 500 Equity Index and the Fortune 500. It has 12 bituminous coal mining complexes in five states and reports proven and probable coal reserves of 4.4 billion tons. It is also the leading Eastern U.S. gas producer, with proved reserves of over 2.9 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com.

Non-GAAP Financial Measures

Definition: Adjusted earnings and adjusted earnings per share are defined as GAAP net income and GAAP earnings per share that are adjusted for certain items usually not considered by securities analysts in their estimates of net income and earnings per share. By reporting our results on the same basis as analysts model them, we believe we are improving the inherent understanding of the on-going strength of CONSOL’s assets. For CONSOL Energy in the just-ended quarter, these adjustments were for legal accruals and settlements, and acquisition and financing fees. The reconciliation of adjusted earnings to net income is shown below. Adjusted earnings per diluted share of $0.54 is calculated as adjusted net income of $122.434 million, divided by 228,169,569 average dilutive shares outstanding.

Definition: Adjusted EBIT is defined as Adjusted Earnings (including cumulative effect of adjustments to net income) before deducting net interest expense (interest expense less interest income) and income taxes. Adjusted EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although Adjusted EBIT and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. Adjusted EBIT and Adjusted EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate Adjusted EBIT or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of Adjusted EBIT, Adjusted EBITDA, and adjusted earnings to the income statement is as follows:

CONSOL Energy

Adjusted EBIT, Adjusted EBITDA, and Adjusted Earnings Reconciliation

(000) Omitted

	Quarter Ended 12/31/10	Quarter Ended 12/31/09
Net Income Attributable to CONSOL Energy Shareholders	$104,461	$143,189
Add Adjustments:
Acquisition and Financing Fees	948	—
Legal Accruals and Settlements	12,664	—
Asset Abandonments	8,109	—
Excess Acquisition Cost Over Fair Value	8,234	—

Total Pre-tax Adjustments	29,955	—
Less: Tax Impact of Adjustments	(11,982)	—

Net Income Impact of Adjustments	$17,973	—

Adjusted Earnings	$122,434	$143,189
Add: Interest Expense	65,419	8,460
Less: Interest Income	(457)	(4,189)
Add: Income Taxes	33,996	51,833
Add: Income Taxes on Adjustments	11,982	—

Adjusted Earnings Before Interest & Taxes (Adjusted EBIT)	$233,374	199,293
Add: Depreciation, Depletion & Amortization	154,284	113,758

Adjusted Earnings Before Interest, Taxes and DD&A (Adjusted EBITDA)	$387,658	$313,051

Forward-Looking Statements

Various statements in this document, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995). The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our future production, revenues, income and capital spending. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “would,” “will,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, uncertainties and contingencies include, but are not limited to: deterioration in economic conditions in any of the industry in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; our customers honoring existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas; a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; our ability to negotiate a new agreement with the United Mine Workers’ of America and our inability to maintain satisfactory labor relations; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas and the impact of any adopted regulations our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operation being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability or increases in the price of commodities and services used in our mining operations, as well as our exposure under “take or pay” contracts we entered into with well service providers to obtain services if we do not use these services, could impact our cost of production; obtaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shutdown a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; costs associated with perfecting title for coal or gas rights in some of our properties; the outcomes of various legal proceedings, which proceedings are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims against our subsidiary; increased exposure to employee related long-term liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions that we recently have completed or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; and other factors discussed in our 2010 Form 10-K under “Risk Factors,” as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Investor/Media Contacts:

Brandon Elliott at (724) 485-4526; Investor: Dan Zajdel at (724) 485-4169

CONSOL ENERGY INC. AND SUBSIDIARIES

SPECIAL INCOME STATEMENT

(Unaudited)

(Dollars in thousands - except per share data)

	Three Months Ended December 31, 2010
	Produced Coal	Other Coal	Total Coal	Gas	Other	Total Company

Sales	$1,024	$13	$1,037	$177	$78	$1,292
Gas Royalty Interest	—	—	—	16	—	16
Freight Revenue	29	—	29	—	—	29
Other Income	4	7	11	3	6	20

Total Revenue and Other Income	1,057	20	1,077	196	84	1,357

Cost of Goods Sold	561	73	634	77	120	831
Acquisition and Financing Fees	—	—	—	—	1	1
Gas Royalty Interests’ Costs	—	—	—	14	—	14
Freight Expense	29	—	29	—	—	29
Selling, General & Admin.	21	25	46	30	(34)	42
DD&A	85	14	99	50	4	153
Interest Expense	—	—	—	1	64	65
Taxes Other Than Income	67	15	82	8	(6)	84

Total Cost	763	127	890	180	149	1,219

Earnings Before Income Taxes	$294	$(107)	$187	$16	$(65)	$138

Income Tax						(34)

Net Income						104

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Sales—Outside	$1,288,574	$1,144,789	$4,938,703	$4,311,791
Sales—Gas Royalty Interests	16,248	11,210	62,869	40,951
Sales—Purchased Gas	2,947	2,938	11,227	7,040
Freight—Outside	29,171	54,774	125,715	148,907
Other Income	20,381	24,331	97,507	113,186

Total Revenue and Other Income	1,357,321	1,238,042	5,236,021	4,621,875

Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	825,875	738,589	3,262,327	2,756,324
Acquisition and Financing Fees	948	—	65,363	—
Gas Royalty Interests Costs	13,642	9,059	53,775	32,376
Purchased Gas Costs	2,756	3,419	9,736	6,442
Freight Expense	29,000	54,774	125,544	148,907
Selling, General and Administrative Expenses	42,313	32,620	150,210	130,704
Depreciation, Depletion and Amortization	154,284	113,758	567,663	437,417
Interest Expense	65,419	8,460	205,032	31,419
Taxes Other Than Income	84,627	75,484	328,458	289,941

Total Costs	1,218,864	1,036,163	4,768,108	3,833,530

Earnings Before Income Taxes	138,457	201,879	467,913	788,345
Income Taxes	33,996	51,833	109,287	221,203

Net Income	104,461	150,046	358,626	567,142
Less: Net Income Attributable to Noncontrolling Interest	—	(6,857)	(11,845)	(27,425)

Net Income Attributable to CONSOL Energy Inc. Shareholders	$104,461	$143,189	$346,781	$539,717

Earnings Per Share:
Basic	$0.46	$0.79	$1.61	$2.99

Dilutive	$0.46	$0.78	$1.60	$2.95

Weighted Average Number of Common Shares Outstanding:
Basic	225,854,413	180,823,733	214,920,561	180,693,243

Dilutive	228,169,569	183,651,382	217,037,804	182,821,136

Dividends Paid Per Share	$0.10	$0.10	$0.40	$0.40

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$32,794	$65,607
Accounts and Notes Receivable:
Trade	252,530	317,460
Other Receivables	21,589	15,983
Accounts Receivable—Securitized	200,000	50,000
Inventories	258,538	307,597
Deferred Income Taxes	174,171	73,383
Recoverable Income Taxes	32,528	—
Prepaid Expenses	142,856	161,006

Total Current Assets	1,115,006	991,036

Property, Plant and Equipment:
Property, Plant and Equipment	14,951,358	10,681,955
Less—Accumulated Depreciation, Depletion and Amortization	4,822,107	4,557,665

Total Property, Plant and Equipment—Net	10,129,251	6,124,290

Other Assets:
Deferred Income Taxes	484,846	425,297
Restricted Cash	20,291	—
Investment in Affiliates	93,509	83,533
Other	227,707	151,245

Total Other Assets	826,353	660,075

TOTAL ASSETS	$12,070,610	$7,775,401

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	(Unaudited) December 31, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$354,011	$269,560
Short-Term Notes Payable	284,000	472,850
Current Portion of Long-Term Debt	24,783	45,394
Accrued Income Taxes	—	27,944
Borrowings Under Securitization Facility	200,000	50,000
Other Accrued Liabilities	801,991	612,838

Total Current Liabilities	1,664,785	1,478,586

Long-Term Debt:
Long-Term Debt	3,128,736	363,729
Capital Lease Obligations	57,402	59,179

Total Long-Term Debt	3,186,138	422,908

Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	3,077,390	2,679,346
Pneumoconiosis Benefits	173,616	184,965
Mine Closing	393,754	397,320
Gas Well Closing	130,978	85,992
Workers’ Compensation	148,314	152,486
Salary Retirement	161,173	189,697
Reclamation	53,839	27,105
Other	144,610	132,517

Total Deferred Credits and Other Liabilities	4,283,674	3,849,428

TOTAL LIABILITIES	9,134,597	5,750,922

Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 227,289,426 Issued and 226,162,133 Outstanding at December 31, 2010; 183,014,426 Issued and 181,086,267 Outstanding at December 31, 2009	2,273	1,830
Capital in Excess of Par Value	2,178,604	1,033,616
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	1,680,597	1,456,898
Accumulated Other Comprehensive Loss	(874,338)	(640,504)
Common Stock in Treasury, at Cost— 1,127,293 Shares at December 31, 2010 and 1,928,159 Shares at December 31, 2009	(42,659)	(66,292)

Total CONSOL Energy Inc. Stockholders’ Equity	2,944,477	1,785,548

Noncontrolling Interest	(8,464)	238,931

TOTAL EQUITY	2,936,013	2,024,479

TOTAL LIABILITIES AND EQUITY	$12,070,610	$7,775,401

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Operating Activities:
Net Income	$104,461	$150,046	$358,626	$567,142
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	154,284	113,758	567,663	437,417
Stock-Based Compensation	14,013	8,159	47,593	39,032
Gain on Sale of Assets	(1,433)	(2,088)	(9,908)	(15,121)
Amortization of Mineral Leases	270	526	4,160	3,970
Deferred Income Taxes	13,657	(4,077)	17,029	47,430
Equity in Earnings of Affiliates	(5,833)	(3,219)	(21,428)	(15,707)
Changes in Operating Assets:
Accounts and Notes Receivable	(29,405)	(30,615)	(96,245)	84,597
Inventories	3,793	2,942	48,919	(79,787)
Prepaid Expenses	5,242	20,556	(20,974)	10,730
Changes in Other Assets	(16,527)	(1,523)	7,237	(724)
Changes in Operating Liabilities:
Accounts Payable	15,671	10,088	78,839	(70,458)
Other Operating Liabilities	19,859	75,252	129,230	80,527
Changes in Other Liabilities	(29,494)	(10,289)	(15,443)	(45,883)
Other	3,824	1,927	36,014	17,286

Net Cash Provided by Operating Activities	252,382	331,443	1,131,312	1,060,451

Investing Activities:
Capital Expenditures	(332,116)	(230,961)	(1,154,024)	(920,080)
Acquisition of Dominion Exploration and Production Business	3,987	—	(3,470,212)	—
Purchase of CNX Gas Noncontrolling Interest	—	—	(991,034)	—
Proceeds from Sales of Assets	34,900	269	59,844	69,884
Net Investment in Equity Affiliates	4,585	1,095	11,452	4,855

Net Cash Used in Investing Activities	(288,644)	(229,597)	(5,543,974)	(845,341)

Financing Activities:
Proceeds from (Payments on) Short-Term Debt	70,100	62,900	(188,850)	(84,850)
Payments on Miscellaneous Borrowings	(2,848)	(2,747)	(11,412)	(19,190)
(Payments on) Proceeds from Securitization Facility	—	(115,000)	150,000	(115,000)
Proceeds from Issuance of Long-Term Notes	—	—	2,750,000	—
Tax Benefit from Stock-Based Compensation	5,439	2,879	15,365	3,270
Dividends Paid	(22,585)	(18,085)	(85,861)	(72,292)
Proceeds from Issuance of Common Stock	—	—	1,828,862	—
Issuance of Treasury Stock	3,392	1,412	5,993	2,547
Debt Issuance and Financing Fees	(24)	—	(84,248)	—
Noncontrolling Interest Member Distribution	—		—	(2,500)

Net Cash Provided By (Used in) Financing Activities	53,474	(68,641)	4,379,849	(288,015)

Net Increase (Decrease) in Cash and Cash Equivalents	17,212	33,205	(32,813)	(72,905)
Cash and Cash Equivalents at Beginning of Period	15,582	32,402	65,607	138,512

Cash and Cash Equivalents at End of Period	$32,794	$65,607	$32,794	$65,607

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in thousands, except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2009	$1,830	$1,033,616	$1,456,898	$(640,504)	$(66,292)	$1,785,548	$238,931	$2,024,479

(Unaudited)
Net Income	—	—	346,781	—	—	346,781	11,845	358,626
Treasury Rate Lock (Net of $49 Tax)	—	—	—	(84)	—	(84)	—	(84)
Gas Cash Flow Hedge (Net of $15,983 Tax)	—	—	—	(30,543)	—	(30,543)	5,252	(25,291)
Actuarially Determined Long-Term Liability Adjustments (Net of $154,773 Tax)	—	—	—	(221,233)	—	(221,233)	5	(221,228)
Purchase of CNX Gas Noncontrolling Interest	—	—	—	18,026	—	18,026	—	18,026

Comprehensive Income	—	—	346,781	(233,834)	—	112,947	17,102	130,049
Issuance of Treasury Stock	—	—	(37,221)	—	23,633	(13,588)	—	(13,588)
Issuance of Common Stock	443	1,828,419	—	—	—	1,828,862	—	1,828,862
Issuance of CNX Gas Stock	—	—	—	—	—	—	2,178	2,178
Purchase of CNX Gas Noncontrolling Interest	—	(746,052)	—	—	—	(746,052)	(263,008)	(1,009,060)
Tax Benefit From Stock-Based Compensation	—	15,100	—	—	—	15,100	—	15,100
Stock-Based Compensation Awards to CNX Gas	—	2,126	—	—	—	2,126	(1,771)	355
Amortization of Stock-Based Compensation Awards	—	45,395	—	—	—	45,395	2,198	47,593
Net Change in Crown Drilling Noncontrolling Interest	—	—	—	—	—	—	(4,094)	(4,094)
Dividends ($0.40 per share)	—	—	(85,861)	—	—	(85,861)	—	(85,861)

Balance at December 31, 2010	$2,273	$2,178,604	$1,680,597	$(874,338)	$(42,659)	$2,944,477	$(8,464)	$2,936,013